Exhibit 10.1.10
DESCRIPTION OF DIRECTORS’ COMPENSATION

    The following tables show, effective as of December 31, 2021, the annual retainer amounts and committee meeting fees payable, in quarterly installments, to the members of the Board of Directors of Consolidated Edison, Inc. (the “Company”) who were not employees of the Company or its subsidiaries:

Amount
Annual Retainer	$ 115,000
Non-executive Chairman Retainer	$ 160,000
Lead Director Retainer	$ 35,000
Chair of Audit Committee Retainer	$ 30,000
Member of Audit Committee Retainer (excluding the Audit Committee Chair)	$ 15,000
Chair of the Corporate Governance and Nominating Committee Retainer	$ 15,000
Chair of the Finance Committee Retainer	$ 15,000
Chair of the Management Development and Compensation Committee Retainer	$ 20,000
Chair of the Safety, Environment, Operations and Sustainability Committee Retainer	$ 15,000
Acting Committee Chair Fee (where the regular Chair is absent)	$ 200
Annual equity award (deferred stock units)[(1)]	$ 150,000
Footnotes:
(1)    Effective April 1, 2022, the value of the annual equity award granted to non-employee Directors was increased from $150,000 to $160,000.

Non-employee Directors participate in the Company’s Long Term Incentive Plan (the “LTIP”). Pursuant to the LTIP, each non-employee Director then serving is allocated an annual equity award of $150,000 of deferred stock units on the first business day following the Annual Meeting. If a non-employee Director is first appointed to the Board after an annual meeting, his or her first annual equity award is prorated.

Settlement of the annual equity awards of stock units are automatically deferred until the Director’s termination of service from the Board of Directors. Each non-employee Director may elect to receive some or all of his or her annual equity awards of stock units on another date or to further defer any other prior annual equity award of stock units, including any related dividend equivalents earned on such prior annual equity awards of stock units.

Each non-employee Director may also elect to defer all or a portion of his or her retainers into additional deferred stock units, which are deferred until the Director’s termination of service.

Dividend equivalents are payable on deferred stock units in the amount and at the time that dividends are paid on Company Common Stock and are credited in the form of additional deferred stock units which are fully vested as of the date the dividends would have been paid to the Director or, at the Director’s option, are paid in cash.

All payments on account of deferred stock units are made in shares of Company Common Stock. The LTIP provides that cash compensation deferred into stock units, annual equity awards, and dividend equivalents granted to non-employee Directors that are credited in the form of additional deferred stock units, are fully vested, and payable in a single one-time payment of whole shares (rounded to the nearest whole share) within sixty days following separation from Board service unless the Director elected to defer distribution to another date.

The Company reimburses non-employee Directors for reasonable expenses incurred in attending in person Board and Committee meetings. No person who serves on both the Company’s Board and on the Board of its subsidiary, Consolidated Edison Company of New York, Inc., and corresponding Committees, is paid additional compensation for concurrent service. Directors who are employees of the Company or its subsidiaries do not receive retainers or annual equity awards of deferred stock units for their service on the Board.

Members of the Board are also eligible to participate in the Company’s Stock Purchase Plan (“Stock Purchase Plan”).

Copies of the LTIP and the Company’s Stock Purchase Plan, and amendments thereto, have been (or, as to amendments that may be adopted after the date of this description, will be) included as exhibits to the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.